Exhibit 99.1

FISCAL YEAR 2003 4th QUARTER AND FULL YEAR EARNINGS

For Immediate Release

Contact:	J. D. Wessling
Cascade Natural Gas Corporation
206/624-3900

November 10, 2003 [Seattle] Cascade Natural Gas Corporation (NYSE: CGC) reported a loss of $2.4 million, or $0.22 per share for the 2003 fiscal fourth quarter, compared to a $2.5 million loss, or $0.23 per share for the fourth quarter ended September 30, 2002. The 2003 reported loss included before-tax charges of $1.0 million primarily for employee severance charges and a mark-to-market derivative valuation. The Company typically reports a loss for the summer quarter ending September 30.

Full year earnings were $9.1 million, or $.82 per share compared to $10.8 million, or $.97 per share for the fiscal year ended September 30, 2002.

4th Quarter Results

Operating margins (revenue minus gas costs and revenue taxes) were essentially even in the quarterly comparison. To support new, fixed-price contracts for firm delivery of natural gas to a group of industrial customers in FY 2004, Cascade entered into a swap and cap agreement. Mark to market valuation of the swap and cap had a negative $315,000 effect on operating margins at September 30, 2003.

Cost of operations for the quarter was up $340,000 over the fourth quarter of FY 2002. The increase is essentially attributable to $525,000 of accrued severance payments.

Capital expenditures in the fourth quarter were $10.9 million, which included $3.6 million of expenditures for a project to automate meter reading.  The project (AMR) started in the third quarter and is expected to continue through the first quarter of fiscal year 2005.

Full Year Results

Operating margins in FY 2003 were $90.7 million compared to $90.5 million in FY 2002, a $172,000 increase. Residential and commercial operating margin declined $2.1 million from FY 2002. Fiscal 2003 weather was 7.6% warmer than FY 2002, reducing margins by an estimated $4.6 million. Partially offsetting residential and commercial margin reductions due to lower consumption was a 4.3% increase in the number of customers, contributing $2.6 million in new operating margin.

Gas Management Services operating margin was $3.5 million compared to $370,000. Both years were affected by gas supply contract cancellation charges: a FY 2003 negative adjustment of $865,000 compared to a FY 2002 negative adjustment of $2.8 million. The rest of the increase results from greater natural gas deliveries to the group of industrial customers selecting gas supply service. New FY 2004 contracts will use swap and other derivative arrangements with a financial institution to support fixed prices to customers where appropriate.

Electric generation operating margin was $9.0 million for FY 2003 compared to $9.3 million in FY 2002. Lower margins in FY 2003 reflect sluggish economic conditions, and adequate supplies of lower cost hydropower displacing electricity from gas generation facilities.

Cost of Operations increased $3.0 million for the year.  The primary reasons for the increase were:

•         Benefits expense was up $1.9 million over the prior year due to a 3rd quarter $1.5 million pension plan curtailment charge stemming from plan changes implemented as a result of a benefits study aimed at providing greater cost control. Also, there were generally higher retiree medical and retirement expenses during the first three quarters of the year.

•         Consulting expense increased approximately $650,000.  The increase was primarily attributable to the benefits changes study and to a project to prepare the Company for compliance with certain new S.E.C. internal control documentation and reporting requirements.

•         Labor expense was up $1 million for the year due to employee severance charges and normal salary and wage increases.

•         Depreciation expense and property taxes were up a total of $583,000, tracking increases in assets.

Capital expenditures were $27.7 million in FY 2003, somewhat less than the expected $30 million. Approximately $10 million out of a total capital budget of $35 million for FY 2004 will be spent on the AMR project mentioned above. The project has an attractive return resulting from planned reductions in meter reading expense that will be fully phased in by the 2nd quarter of fiscal year 2005.

 Management reiterates earnings guidance provided last quarter, which said Cascade Natural Gas Corporation projects fiscal 2004 earnings of $1.30 to $1.40 per share.  Expectations are based on significant cost savings, especially from the revised benefits programs, and on more favorable weather.

The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable November 14, 2003 to shareholders of record at the close of business October 15, 2003.

Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 207,000 customers in the states of Washington and Oregon.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, the failure or inability of key natural gas suppliers to honor their commitments, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover increased capital and operating costs resulting from customer growth and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.

Cascade Natural Gas Corporation

Financial Highlights — (Thousands, except per share amounts)

Fourth Quarter Fiscal 2003

	Fiscal Year 2003					Fiscal Year 2002

	Three Months Ended				Year	Three Months Ended				Year
					Ended					Ended
	Dec 31	Mar 31	Jun 30	Sep 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Sep 30

Revenues	$100,496	$109,286	$53,793	$39,180	$302,755	$102,761	$122,361	$56,815	$39,041	$320,978
Operating Margin	29,509	29,647	17,328	14,191	90,675	28,643	33,456	14,253	14,150	90,502
Cost of Operations	15,789	15,749	17,249	15,597	64,384	15,911	15,282	14,890	15,256	61,339

Operating Income (Loss)	13,720	13,898	79	(1,406)	26,291	12,732	18,174	(637)	(1,106)	29,163
Interest and Other	3,199	3,112	3,197	2,946	12,454	2,901	3,247	3,224	3,248	12,620
Income Taxes	3,840	3,937	(1,138)	(1,906)	4,733	3,588	5,448	(1,409)	(1,846)	5,781

Net Income (Loss)	$6,681	$6,849	$(1,980)	$(2,446)	$9,104	$6,243	$9,479	$(2,452)	$(2,508)	$10,762

Common Shares Outstanding:
End of Period	11,045	11,071	11,101	11,132	11,132	11,045	11,045	11,045	11,045	11,045
Average	11,045	11,057	11,086	11,114	11,075	11,045	11,045	11,045	11,045	11,045

Earnings (Loss) Per Share
Basic	$0.61	$0.62	$(0.18)	$(0.22)	$0.82	$0.57	$0.86	$(0.22)	$(0.23)	$0.97
Diluted	$0.60	$0.62	$(0.18)	$(0.22)	$0.82	$0.56	$0.86	$(0.22)	$(0.23)	$0.97

Dividends Paid per share	$0.24	$0.24	$0.24	$0.24	$0.96	$0.24	$0.24	$0.24	$0.24	$0.96

Capital Expenditures (net)	$5,524	$5,254	$6,063	$10,852	$27,693	$4,557	$5,240	$4,422	$6,515	$20,734

Book Value Per Share	$10.70	$11.10	$10.70	$10.11	$10.11	$11.34	$11.96	$11.49	$10.38	$10.38

Market Closing Price	$20.00	$19.40	$19.10	$19.60	$19.60	$22.05	$21.22	$20.90	$19.70	$19.70

Active Customers (End of Period)	207	209	207	206	206	199	201	198	198	198

Gas Deliveries (Therms):
Residential & Commercial	79,638	84,967	37,465	20,741	222,811	79,413	98,714	36,655	21,709	236,491
Industrial & Other	260,369	252,025	176,667	250,041	939,102	303,130	285,692	160,047	216,036	964,905

Degree Days
Normal	2,042	2,272	871	233	5,418	2,136	2,282	872	220	5,510
Actual	2,027	2,049	826	140	5,042	2,038	2,351	840	226	5,455

Colder (warmer) than 5-year avg.	(1)%	(10)%	(5)%	(40)%	(7)%	(5)%	3%	(4)%	3%	(1)%